Exhibit 10.1

IMAC HOLDINGS, INC.

WAIVER AND AMENDMENT

THIS WAIVER AND AMENDMENT (this “Waiver and Amendment”) is entered into by and between IMAC Holdings, Inc., a Delaware corporation (the “Company”) and Keystone Capital Partners, LLC, a Delaware limited liability company (“Keystone”) as of this 25th day of March, 2025.

RECITALS

A. The Company previously entered into that certain Common Stock Purchase Agreement, by and between the Company and Keystone, that provides for an equity line of credit whereby the Company may issue and sell to Keystone from time to time up to $60 million of shares of its common stock, par value $0.001 per share (“Common Stock”) together with any other shares of Common Stock (or other securities of the Company) issued (or issuable) in connection therewith (the “ELOC”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the ELOC.

B. Pursuant to Section 2.1, Section 2.2 and Section 2.3 of the ELOC, the Closing Sale Price of the Common Stock must be equal to or greater than $0.25 for the Company to issue and sell shares of Common Stock under the ELOC (the “Floor Price”).

C. Pursuant to Section 2.4(a) and Section 6.3(vii), respectively, of the ELOC, respectively, the Company may not issue or sell, and Keystone may not purchase or acquire, any shares of Common Stock under the ELOC to the extent that, after giving effect thereto, the aggregate number of shares of Common Stock that would be issued thereunder would exceed the Aggregate Limit, which restriction was included in the ELOC to comply with the rules of the Trading Market (the “Aggregate Limit Restriction”). Pursuant to Section 2.4(b)(B) of the ELOC, the Company may not issue or sell any shares of Common Stock under the ELOC if such issuance and sale would reasonably be expected to result in a breach of the rules of the Trading Market (the “Trading Market Rules”).

D. Pursuant to Section 6.3(vi) of the ELOC, the Company may not issue or sell any shares of Common Stock under the ELOC if trading of the Common Stock the Trading Market has been suspended (and such suspension not terminated) or if the Company has received notice of delisting of the Common Stock from trading on the Trading Market (the “Trading Market Requirement”).

E. In Annex I of the ELOC, the definition of “Eligible Market” does not currently include the OTCQX Market, the OTCQB Market or the OTC Pink Market.

F. On March 24, 2025, the Company received a notice that the Common Stock would be suspended from the Trading Market on March 26, 2025, and subsequently be delisted. Upon the suspension, the Common Stock will begin trading on the OTC Pink Market. Accordingly, the Aggregate Limit Restriction and the Trading Market Rules will no longer apply to the Company. Further, as of March 25, 2025, the Closing Sale Price of the Common Stock was less than $0.25.

G. Keystone desires to provide a waiver of the Floor Price, the Aggregate Limit Restriction, the Trading Market Rules, and the Trading Market Requirement, and the Company and Keystone wish to amend the definition of Eligible Market to include the OTCQX Market, the OTCQB Market or the OTC Pink Market (the “OTC Amendment”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holder hereby agrees as follows:

1.	Waiver. Effective as of the date of this Waiver and Amendment, Keystone hereby agrees to permanently waive the Floor Price, the Aggregate Limit Restriction, the Trading Market Rules, and the Trading Market Requirement.

2.	Amendment. Effective as of the date of this Waiver and Amendment, the Company and Keystone hereby agree that the ELOC shall be amended so that the definition of “Eligible Market” in Appendix I shall be replaced in its entirety by the following:

“Eligible Market” means The New York Stock Exchange, NYSE American, Nasdaq Capital Market (“NCM”), The Nasdaq Global Market, the Nasdaq Global Select Market, the OTCQX Market, the OTCQB Market or the OTC Pink Market (or any nationally recognized successor to any of the foregoing).

3.	No Other Modifications. Except for the rights expressly waived, amended or modified herein, the ELOC shall each remain in full force and effect.

4.	No Third Party Beneficiaries. This Waiver and Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

5.	Counterparts. This Waiver and Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc., shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

6.	No Strict Construction. The language used in this Waiver and Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

7.	Headings. The headings of this Waiver and Amendment are for convenience of reference and shall not form part of, or affect the interpretation of, this Waiver and Amendment.

8.	Severability. If any provision of this Waiver and Amendment is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Waiver and Amendment so long as this Waiver and Amendment as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

9.	Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Waiver and Amendment.

10.	Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Waiver and Amendment and the consummation of the transactions contemplated hereby.

11.	Successors and Assigns. This Waiver and Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

12.	Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Waiver and Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Waiver and Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the Company and the Holder hereby executes this Waiver and Amendment as of the date first above written.

IMAC HOLDINGS, INC.

By:	/s/ Faith Zaslavsky
Name:	Faith Zaslavsky
Title:	CEO

[Signature page to Waiver and Amendment]

IN WITNESS WHEREOF, the Company and the Holder hereby executes this Waiver and Amendment as of the date first above written.

Keystone Capital Partners, LLC

By:	/s/ Frederic G. Zaino
Name:	Frederic G. Zaino
Title:	CIO

[Signature page to Waiver and Amendment]